                                  EXHIBIT 23.2

                            [BDO SEIDMAN, LLP LOGO]


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


American Business Financial Services, Inc.
Philadelphia, PA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 8, 2004, relating to the consolidated financial statements of American Business Financial Services, Inc. and subsidiaries which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated October 8, 2004 relating to the consolidated financial statements and schedules of American Business Financial Services, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2004.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP
Philadelphia, Pennsylvania
December 16, 2004